EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES DIVIDEND OF $0.20 PER SHARE

Wabash, IN (March 6, 2006) -- Escalade, Inc. (ESCA), announced that its Board of Directors authorized the payment of a twenty cent ($0.20) per share dividend payable March 24, 2006, to all shareholders of record on March 17, 2006.

C.W. (Bill) Reed, President and CEO, stated that "This represents a 33% increase over the dividend paid last year and reflects the continued strong cash flow of the business. We are confident that the cash flow in 2006 will be equally as strong and adequate to support both a dividend and our operating capital requirements."

The Company also announced that it has increased the amount available for purchasing its own stock to $3,000,000 effective immediately. Since the inception of this plan in 2003, the Board of Directors has twice restored the balance available to its original $3,000,000 level. The total number of shares purchased under this plan since inception is 449,964 shares for a total purchase price of $4,220,239. Robert Griffin, Chairman of the Board, remarked that "The Company continues to look for opportunities to enhance shareholder value. Buying shares when the market appears to undervalue them is just one way to do this." The Company announced that it would repurchase its shares on the open market as well as in private negotiated transactions.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.



FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.

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